As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-196376

Registration No. 333-115138

Registration No. 333-49592

Registration No. 333-60498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196376

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115138

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-49592

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-60498

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BANK MUTUAL CORPORATION

(Exact name of registrant as specified in its charter)

WISCONSIN	39-2004336
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4949 West Brown Deer Road Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Bank Mutual Corporation 2014 Incentive Compensation Plan

Bank Mutual Corporation 2004 Stock Incentive Plan

Bank Mutual Corporation 401(k) Plan (f/k/a Mutual Savings Bank Savings and Investment Plan and successor to the former First Northern Savings Bank 401(k) Savings Plan)

Bank Mutual Corporation 2001 Stock Incentive Plan (a/k/a Mutual Savings Bank 2001 Stock Incentive Plan)

(Full title of the plans)

MICHAEL W. DOSLAND Senior Vice President and Chief Financial Officer Bank Mutual Corporation 4949 West Brown Deer Road Milwaukee, Wisconsin 53223	Copy to: KENNETH V. HALLETT Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 354-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”) of Bank Mutual Corporation, a Wisconsin corporation (the “Company”):

Registration Statement 333-196376 the Company with the Securities and Exchange Commission (the “SEC”) on May 29, 2014, which registered 3,000,000 shares of Company common stock, par value 0.01 per share, under the Bank Mutual Corporation 2014 Incentive Compensation Plan.

Registration Statement 333-115138 filed by the Company with the SEC on May 4, 2004, which registered 5,748,883 shares of Company common stock, par value 0.01 per share, under the Bank Mutual Corporation 2004 Stock Incentive Plan.

Registration Statement 333-49592 filed by the Company with the SEC on November 9, 2000, which registered 400,000 shares of Company common stock, par value 0.01 per share, under the Mutual Savings Bank Savings and Investment Plan and 300,000 shares of Company common stock, par value 0.01 per share, under the First Northern Savings Bank 401(k) Savings Plan, as amended by that Post-Effective Amendment No. 1 filed by the Company with the SEC on November 24, 2003, which in connection with a conversion transaction and related adjustments registered approximately 2,366,247 shares of Company common stock, par value 0.01 per share, under the Bank Mutual Corporation 401(k) Plan (effective December 31, 2001, the First Northern Savings Bank 401(k) Savings Plan was combined with the Mutual Savings Bank Savings and Investment Plan, and as of January 1, 2002, the combined plan was renamed the Bank Mutual Corporation 401(k) Plan).

Registration Statement 333-60498 filed by the Company with the SEC on May 9, 2001, which registered 1,449,303 shares of Company common stock, par value 0.01 per share, under the Mutual Savings Bank 2001 Stock Incentive Plan (the “2001 Plan”), as amended by that Post-Effective Amendment No. 1 filed by the Company with the SEC on November 19, 2003, which in connection with a conversion transaction and related adjustments registered approximately 3,785,249 shares of Company common stock, par value 0.01 per share, under the 2001 Plan, then re-named the Bank Mutual Corporation 2001 Stock Incentive Plan.

On July 20, 2017, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Associated Banc-Corp ("Associated”). On February 1, 2018, pursuant to the terms of the Agreement, the Company was merged with and into Associated (the “Merger”), with Associated surviving the Merger.

As a result of the Merger, the Company has terminated any offerings of the Company’s securities pursuant to existing registration statements, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all such securities of the Company registered but unsold under the Registration Statements as of the date hereof, if any.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brown Deer, State of Wisconsin, on February 1, 2018.

ASSOCIATED BANC-CORP
(as successor to Bank Mutual Corporation)

By:	/s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel,
Corporate Secretary and Chief Risk Officer

*Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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